UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement

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BOX, INC.

(Name of Registrant as Specified In Its Charter)

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BOX, INC.

900 JEFFERSON AVE.

REDWOOD CITY, CALIFORNIA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Time on Wednesday, June 21, 2017

Dear Stockholders of Box, Inc.:

We cordially invite you to attend the 2017 annual meeting of stockholders (the “Annual Meeting”) of Box, Inc., a Delaware corporation, which will be held on Wednesday, June 21, 2017 at 1:00 p.m. Pacific Time. This year’s Annual Meeting will be a completely virtual meeting of stockholders. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/BOX2017 where you will be able to listen to the meeting live, submit questions and vote online.

We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect three Class III directors to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To approve an amendment to our amended and restated certificate of incorporation;

3. To approve, on an advisory basis, the compensation of our named executive officers;

4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2018; and

5. To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on May 1, 2017 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record on May 1, 2017 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about May 10, 2017, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: https://materials.proxyvote.com/10316T. You will be asked to enter the sixteen digit control number located on your Notice or proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

We appreciate your continued support of Box.

By order of the Board of Directors,

Aaron Levie
Chairman and Chief Executive Officer
Redwood City, California
May 10, 2017

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-ii-

BOX, INC.

PROXY STATEMENT

FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Time on Wednesday, June 21, 2017

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors (the “Board of Directors”) for use at the 2017 annual meeting of stockholders of Box, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held virtually on Wednesday, June 21, 2017 at 1:00 p.m. Pacific Time. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/BOX2017, where you will be able to listen to the meeting live, submit questions and vote online. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about May 10, 2017 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	the election of three Class III directors to serve until our 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to approve an amendment to our amended and restated certificate of incorporation;

•	a proposal to approve, on an advisory basis, the compensation of our named executive officers;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2018; and

•	any other business as may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote on these proposals?

Our Board of Directors recommends a vote:

•	“FOR” the election of Rory O’Driscoll, Dylan Smith and Bryan Taylor as Class III directors;

•	“FOR” the approval of an amendment to our amended and restated certificate of incorporation;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2018.

Who is entitled to vote?

Holders of either class of our common stock as of the close of business on the Record Date may vote at the Annual Meeting. As of the Record Date, there were 77,966,423 shares of our Class A common stock outstanding and 54,807,227 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B Common Stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker, bank or other nominee’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•	Proposal No. 1: The election of directors requires a plurality of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director. Broker non-votes will have no effect on the outcome of this proposal.

•	Proposal No. 2: The affirmative vote of the holders of a majority of the voting power of our outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, is required to approve the amendment of our Amended and Restated Certificate of Incorporation. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions and broker non-votes will have the same effect as a vote “Against” this proposal.

•	Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers, requires the affirmative vote of at least a majority of the voting power of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. However, because this proposal is an advisory vote, the result will not be binding on our Board of Directors or our company. Our Board of Directors and our Compensation Committee will consider the outcome of the vote when determining named executive officer compensation in the future.

•

Proposal No. 4: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2018, requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 20, 2017 (have your Notice or proxy card in hand when you visit the website);

•	by toll-free telephone until 11:59 p.m. Eastern Time on June 20, 2017 at 1-800-690-6903 if you are a “registered” stockholder or 1-800-454-8683 if you are a “beneficial” stockholder (be sure to have your Notice or proxy card in hand when you call);

•	by completing and mailing your proxy card so it is received prior to the Annual Meeting (if you received printed proxy materials); or

•	by attending the Annual Meeting by visiting www.virtualshareholdermeeting.com/BOX2017, where stockholders may vote and submit questions during the meeting (have your Notice or proxy card in hand when you visit the website).

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	completing and returning a later-dated proxy card;

•	notifying the Secretary of Box, Inc., in writing, at Box, Inc., 900 Jefferson Ave., Redwood City, California 94063; or

•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting?

You will be able to attend the Annual Meeting online, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/BOX2017. To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 1:00 p.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 12:45 p.m. Pacific Time, and you should allow ample time for the check-in procedures.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors. Aaron Levie, Dan Levin and Dylan Smith have been designated as proxy holders by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about May 10, 2017 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2018. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Box, Inc.

Attention: Investor Relations

900 Jefferson Ave.

Redwood City, California 94063

Tel: (877) 729-4269

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2018 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than January 10, 2018. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Box, Inc.

Attention: Secretary

900 Jefferson Ave.

Redwood City, California 94063

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board of Directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2018 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 24, 2018; and

•	not later than the close of business on March 26, 2018.

In the event that we hold the 2018 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the 2018 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•	the 90th day prior to the 2018 annual meeting of stockholders; or

•	the 10th day following the day on which public announcement of the date of our 2018 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

Holders of our common stock may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board of Directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws is available on our website at http://www.boxinvestorrelations.com. You may also contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board of Directors, which is currently composed of nine members. Six of our directors are independent within the meaning of the listing standards of the New York Stock Exchange. Our Board of Directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following table sets forth the names, ages as of March 31, 2017, and certain other information for each of the members of our Board of Directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our Board of Directors:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms Expiring at the Annual Meeting/Nominees
Rory O’Driscoll(1)(2)	III	52	Director	2010	2017	2020
Dylan Smith	III	31	Chief Financial Officer and Director	2005	2017	2020
Bryan Taylor(2)	III	46	Director	2014	2017	2020
Continuing Directors
Aaron Levie	I	32	Chairman and Chief Executive Officer	2005	2018	—
Dana Evan(1)(3)	I	57	Director	2011	2018	—
Steven Krausz(1)	I	62	Director	2013	2018	—
Dan Levin	II	53	President, Chief Operating Officer and Director	2010	2019	—
Gary Reiner(3)	II	62	Director	2012	2019	—
Josh Stein(2)(3)	II	43	Director	2006	2019	—

(1)	Member of our Audit Committee
(2)	Member of our Compensation Committee
(3)	Member of our Nominating and Corporate Governance Committee

Nominees for Director

Rory O’Driscoll has served as a member of our Board of Directors since April 2010. Mr. O’Driscoll has worked in venture capital since 1994 as a senior member of the Bank of America investment team, which became Scale Venture Partners in 2007. Since 2007, Mr. O’Driscoll has been a Managing Partner at Scale Venture Partners, a venture capital firm. Mr. O’Driscoll currently serves on the boards of directors of several privately held companies and previously served on the boards of directors of ExactTarget, Inc., a digital marketing software company, until it was acquired by salesforce.com, inc. in July 2013, and Omniture, Inc. until it was acquired by Adobe Systems Incorporated in October 2009. Mr. O’Driscoll holds a B.Sc. from the London School of Economics.

Mr. O’Driscoll was selected to serve on our Board of Directors because of his experience in the venture capital industry and as a director of both publicly and privately held technology companies.

Dylan Smith co-founded our company and has served as our Chief Financial Officer and as a member of our Board of Directors since April 2005. Mr. Smith holds a B.A. in Economics from Duke University.

Mr. Smith was selected to serve on our Board of Directors because of the perspective and experience he brings as one of our founders.

Bryan Taylor has served as a member of our Board of Directors since August 2014. Mr. Taylor serves as a Partner at TPG Capital, a private equity firm he joined in February 2004. Mr. Taylor previously served on the board of directors of IMS Health Holdings, Inc., an information and technology services company, and currently serves on the boards of directors of a number of privately held companies. Mr. Taylor holds a B.A. in Political Science from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Mr. Taylor was selected to serve on our Board of Directors because of his experience as a director of both publicly and privately held companies and his knowledge of technology companies.

Continuing Directors

Aaron Levie co-founded our company and has served as our Chairman since December 2013 and as our Chief Executive Officer and a member of our Board of Directors since April 2005. Mr. Levie attended the University of Southern California from 2003 to 2005.

Mr. Levie was selected to serve on our Board of Directors because of the perspective and experience he brings as one of our founders.

Dana Evan has served as a member of our Board of Directors since December 2011. Since 2013, Ms. Evan has served as a Venture Partner at Icon Ventures, a venture capital firm, and since July 2007 has invested in and served on the boards of directors of companies in the internet, technology and media sectors. From May 1996 until July 2007, Ms. Evan served as Chief Financial Officer of VeriSign, Inc., a provider of intelligent infrastructure services for the internet and telecommunications networks. Ms. Evan currently serves on the boards of directors of Criteo S.A., a performance display advertising company and Proofpoint, Inc., a security-as-a-service provider, and a number of privately held companies, and previously served on the Board of Directors of Fusion-io, Inc., a flash memory technology company. Ms. Evan previously served on the Boards of Directors of Omniture, Inc., an online marketing and web analytics company, until it was acquired by Adobe Systems Incorporated in October 2009 and Everyday Health, Inc., a provider of digital health and wellness solutions, until it was acquired by Ziff Davis, LLC in December 2016. Ms. Evan holds a B.S. in Commerce from Santa Clara University and is a certified public accountant (inactive).

Ms. Evan was selected to serve on our Board of Directors because of her experience in operations, strategy, accounting, financial management and investor relations at both publicly and privately held technology companies.

Steven Krausz has served as a member of our Board of Directors since August 2013. Since 1985, Mr. Krausz has served in various roles at U.S. Venture Partners, a venture capital firm, where he currently serves as a Managing Member. Mr. Krausz currently serves on the boards of directors of a number of privately held companies and previously served on the boards of directors of Imperva, Inc., a data security company, Guidewire Software, Inc., a provider of software for insurance companies, and Occam Networks, Inc., a broadband network equipment company, until it was acquired by Calix, Inc. in February 2011. Mr. Krausz holds a B.S. in Electrical Engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Mr. Krausz was selected to serve on our Board of Directors because of his experience in the venture capital industry and as a director of both publicly and privately held technology companies.

Dan Levin has served as our President and Chief Operating Officer since December 2013, as our Chief Operating Officer since July 2010 and as a member of our Board of Directors since January 2010. From March 2009 to July 2010, Mr. Levin served as an advisor to various technology start-ups, including our company since September 2009. From July 2008 to March 2009, Mr. Levin served as the interim Chief Executive Officer of Picateers Inc., an online photo sales company. Previously, Mr. Levin served in various executive roles at Intuit Inc., a business and financial management solutions company, most recently as Vice President and General Manager, Healthcare. Mr. Levin holds a B.A. in the independent concentration of Applications of Computer Graphics to Statistical Data Analysis from Princeton University.

Mr. Levin was selected to serve on our Board of Directors because of his extensive experience with technology companies.

Gary Reiner has served as a member of our Board of Directors since August 2012. Since November 2011, Mr. Reiner has been an Operating Partner at General Atlantic LLC, a private equity firm. From September 2010 to November 2011, Mr. Reiner served as Special Advisor to General Atlantic. From 1996 to September 2010, Mr. Reiner served as Senior Vice President and Chief Information Officer at General Electric Company, a multinational conglomerate corporation. Mr. Reiner previously held other executive positions with General Electric Company since joining the company in 1991. Mr. Reiner currently serves on the boards of directors of Citigroup Inc., a financial services firm, and Hewlett Packard Enterprise, a technology and enterprise products and IT services company. He previously served on the board of directors of Genpact Ltd., a business process management company, and a number of General Atlantic’s privately held portfolio companies. Mr. Reiner holds a B.A. in Economics from Harvard University and an M.B.A. from Harvard Business School.

Mr. Reiner was selected to serve on our Board of Directors because of his operating and management experience with technology companies.

Josh Stein has served as a member of our Board of Directors since July 2006. Since December 2006, Mr. Stein has been a Managing Director of several funds affiliated with Draper Fisher Jurvetson, a venture capital firm he joined in May 2004. Mr. Stein currently serves on the boards of directors of several privately held companies. Mr. Stein holds a B.A. in Psychology from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.

Mr. Stein was selected to serve on our Board of Directors because of his experience in the venture capital industry and his knowledge of technology companies.

Director Independence

Our Class A common stock is listed on the New York Stock Exchange. Under the listing standards of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a material relationship with the company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of the New York Stock Exchange. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the New York Stock Exchange.

Our Board of Directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our Board of Directors has determined that none of Ms. Evan and Messrs. Krausz, O’Driscoll, Reiner, Stein and Taylor has a material relationship with the company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions.”

Board Leadership Structure

Aaron Levie currently serves as both the Chairman of our Board of Directors and as our Chief Executive Officer. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Levie brings company-specific experience and expertise. As one of our founders, Mr. Levie is best positioned to identify strategic priorities, lead critical discussion and execute our business plans. We believe that the structure of our Board of Directors and its committees provides effective independent oversight of management while Mr. Levie’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our Corporate Governance Guidelines provide that if our Chief Executive Officer serves as Chairman of our Board of Directors or if the Chairman is not otherwise independent, our Board of Directors will appoint a Lead Independent Director. Because Mr. Levie is our Chairman and Chief Executive Officer, our Board of Directors has appointed Mr. O’Driscoll to serve as our Lead Independent Director. As Lead Independent Director, Mr. O’Driscoll presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and our independent directors and performs such additional duties as our Board of Directors otherwise determines and delegates.

Board Meetings and Committees

During our fiscal year ended January 31, 2017, our Board of Directors held fourteen meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Five directors attended our 2016 annual meeting of stockholders.

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees of our Board of Directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our Board of Directors.

Audit Committee

Our Audit Committee consists of Ms. Evan and Messrs. Krausz and O’Driscoll, with Ms. Evan serving as the chair. Each member of our Audit Committee meets the requirements for independence for audit committee members under the listing standards of the New York Stock Exchange and SEC rules and regulations. Each member of our Audit Committee also meets the financial literacy and sophistication requirements of the listing standards of the New York Stock Exchange. In addition, our Board of Directors has determined that Ms. Evan is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended. Our Audit Committee is, among other things, responsible for the following:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the performance and independence of our independent registered public accounting firm;

•	approving the audit and pre-approving any non-audit services to be performed by our independent registered public accounting firm;

•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit and the financial statements included in our publicly filed reports;

•	reviewing and approving any proposed related person transactions; and

•	preparing the Audit Committee report included in our annual proxy statement.

Our Audit Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our Audit Committee is available on our website at http://www.boxinvestorrelations.com. During our fiscal year ended January 31, 2017, our Audit Committee held seven meetings.

Compensation Committee

Our Compensation Committee consists of Messrs. O’Driscoll, Stein and Taylor, with Mr. Stein serving as the chair. Each member of our Compensation Committee meets the requirements for independence for compensation committee members under the listing standards of the New York Stock Exchange and SEC rules and regulations, including Rule 10C-1 under the Exchange Act. Each member of our Compensation Committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code. Our Compensation Committee is, among other things, responsible for the following:

•	reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements, and any other benefits, compensation or arrangements;

•	administering our equity compensation plans;

•	overseeing our overall compensation philosophy, compensation plans and benefits programs; and

•	preparing the Compensation Committee report included in our annual proxy statement.

Our Compensation Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our Compensation Committee is available on our website at http://www.boxinvestorrelations.com/. During our fiscal year ended January 31, 2017, our Compensation Committee held nine meetings.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Ms. Evan and Messrs. Reiner and Stein, with Mr. Reiner serving as the chair. Each member of our Nominating and Corporate Governance Committee meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations. Our Nominating and Corporate Governance Committee is, among other things, responsible for the following:

•	evaluating and making recommendations regarding the composition, organization and governance of our Board of Directors and its committees;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by our Audit Committee.

Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable listing standards of the New York Stock Exchange. A copy of the charter of our Nominating and Corporate Governance Committee is available on our website at http://www.boxinvestorrelations.com. During our fiscal year ended January 31, 2017, our Nominating and Corporate Governance Committee held two meetings.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

Considerations in Evaluating Director Nominees

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our Nominating and Corporate Governance Committee will consider the current size and composition of our Board of Directors and the needs of our Board of Directors and the respective committees of our Board of Directors. Some of the qualifications that our Nominating and Corporate Governance Committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all Board of Directors and committee responsibilities. Members of our Board of Directors are expected to prepare for, attend, and participate in all Board of Directors and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our Board of Directors does not maintain a specific policy with respect to board diversity, our Board of Directors believes that our Board of Directors should be a diverse body, and our Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints. Our Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual Board of Directors and committee evaluations. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board of Directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our Nominating and Corporate Governance Committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of our company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Our Nominating and Corporate Governance Committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our Board of Directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or our Legal Department in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our Board of Directors. Our Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors.

Under our amended and restated bylaws, stockholders may also nominate persons for our Board of Directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our General Counsel or our Legal Department at Box, Inc., 900 Jefferson Ave., Redwood City, California 94063. To be timely for our 2018 annual meeting of stockholders, our General Counsel or Legal Department must receive the nomination no earlier than February 24, 2018 and no later than March 26, 2018.

Communications with the Board of Directors

Interested parties wishing to communicate with our Board of Directors or with an individual member or members of our Board of Directors may do so by writing to our Board of Directors or to the particular member or members of our Board of Directors, and mailing the correspondence to our General Counsel at Box, Inc., 900 Jefferson Ave., Redwood City, California 94063. Our General Counsel, in consultation with appropriate members of our Board of Directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board of Directors, or if none is specified, to the Chairman of our Board of Directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board of Directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at http://www.boxinvestorrelations.com/. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our Board of Directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our Board of Directors believes that open communication between management and our Board of Directors is essential for effective risk management and oversight. Our Board of Directors meets with our Chief Executive Officer and other members of our senior management team at quarterly meetings of our Board of Directors, where, among other topics, they discuss strategy and risks facing the company, as well at such other times as they deem appropriate.

While our Board of Directors is ultimately responsible for risk oversight, our board committees assist our Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our Audit Committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our Compensation Committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full Board of Directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Director Compensation

Under our Outside Director Compensation Policy, members of our Board of Directors who are not employees of Box (“outside directors”) receive compensation in the form of equity and cash, as described below:

Cash Compensation

Each year, each outside director will be eligible to receive a cash retainer of $30,000 for serving on our Board of Directors. In addition, each year, outside directors will also be eligible to receive the following cash fees for service on the committees of our Board of Directors:

Committee	Committee Member Annual Retainer	Committee Chair Annual Retainer
Audit Committee	$8,000	$20,000
Compensation Committee	$8,000	$12,000
Nominating and Corporate Governance Committee	$4,000	$8,000

In addition, each year our Lead Independent Director will be eligible to receive a cash retainer of $12,000 for service as our Lead Independent Director.

Equity Compensation

Upon joining our Board of Directors, each newly-elected outside director will receive an equity award with a value of $450,000 (“Initial Award”). The Initial Award will be comprised of stock options and restricted stock units, each having a value of 50% of the aggregate Initial Award. The Initial Award will vest generally over a three-year period, subject to continued service through each vesting date.

On the date of each annual meeting of our stockholders, each outside director will receive an equity award with a value of $200,000 (“Annual Award”). The Annual Award will be comprised of stock options and restricted stock units, each having a value of 50% of the aggregate Annual Award. The Annual Award will fully vest upon the earlier of the 12-month anniversary of the grant date or the next annual meeting, in each case, subject to continued service through the vesting date. An outside director will not be eligible for an Annual Award unless the outside director has been a director for at least one full calendar year or since the previous year’s annual meeting.

Notwithstanding the vesting schedules described above, the vesting of each equity award will accelerate in full upon a change in control.

The number of restricted stock units subject to an Initial Award or Annual Award will be determined by dividing the specified value of the restricted stock units by the average closing price of a share of our Class A common stock for the 30-trading day period ending the trading day before the grant date. The number of stock options subject to an Initial Award or Annual Award will be determined by multiplying the number of shares of our Class A common stock determined in the preceding sentence by two.

Compensation for Fiscal Year 2017

The following table provides information regarding the total compensation that was earned by each of our non-employee directors in our fiscal year ended January 31, 2017.

Director	Fees Earned or Paid in Cash ($)	Option Awards($)(1)	Stock Awards($)(1)	Total($)
Dana Evan(2)	54,000	77,167	95,305	226,472
Steven Krausz(2)	38,000	77,167	95,305	210,472
Rory O’Driscoll(2)	58,000	77,167	95,305	230,472
Gary Reiner(3)	—	—	—	—
Josh Stein(2)	46,000	77,167	95,305	218,472
Bryan Taylor(3)	—	—	—	—

(1)	The amounts reported represent the aggregate grant-date fair value of the stock options and restricted stock units awarded to the director, calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant-date fair value of the stock options and restricted stock units reported in this column are set forth in Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on March 24, 2017.
(2)	As of January 31, 2017, each of Ms. Evan and Messrs. Krausz, O’Driscoll and Stein held an option to purchase 17,034 shares of our Class A Common Stock and 8,517 RSUs. 100% of the shares of our Class A Common Stock subject to these options and underlying the RSUs vest on June 22, 2017.
(3)	Messrs. Reiner and Taylor have waived their cash and equity fees.

Our directors who are also our employees receive no additional compensation for their service as directors. During our fiscal year ended January 31, 2017, Messrs. Levie, Levin and Smith were our employees. See the section titled “Executive Compensation” for additional information about the compensation paid to Messrs. Levie, Levin and Smith.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of nine members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three staggered classes of directors. At the Annual Meeting, three Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has approved, Rory O’Driscoll, Dylan Smith and Bryan Taylor as nominees for election as Class III directors at the Annual Meeting. If elected, each of Messrs. O’Driscoll, Smith and Taylor will serve as Class III directors until our 2020 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “For” the election of Messrs. O’Driscoll, Smith and Taylor. We expect that each of Messrs. O’Driscoll, Smith and Taylor will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our Board of Directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality of the voting power of the shares of our common stock present virtually or by proxy and entitled to vote at the Annual Meeting to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

At the Annual Meeting, our stockholders will be asked to approve a proposal to amend our amended and restated certificate of Incorporation as described below. Our Board of Directors has adopted, subject to approval by our stockholders in accordance with Section 242 of the Delaware General Corporation Law, a resolution approving an amendment to Article V of our amended and restated certificate of incorporation.

Proposed Amendment

General Background

Our Class B Common Stock is entitled to 10 votes per share on all matters put to a vote of our stockholders, and our Class A Common Stock is entitled to one vote per share on all matters put to a vote of our stockholders. Conversion of a share of Class B Common Stock into a share of Class A Common Stock would result in a reduction in voting power from 10 votes per share to one vote per share. As of the Record Date, we had 54,807,227 shares of Class B Common Stock outstanding which are entitled to an aggregate of 548,072,270 votes on all matters presented to stockholders for a vote, and 77,966,423 shares of Class A Common Stock outstanding which are entitled to an aggregate of 77,966,423 votes on all matters presented to the stockholders for a vote. This dual class structure of our common stock has the effect of concentrating voting control with our holders of Class B Common Stock, who held our capital stock prior to the completion of our initial public offering, including certain of our executive officers, employees and directors and their affiliates. Holders of our Class A Common Stock and Class B Common Stock will generally vote together as a single class, unless otherwise required by law or our amended and restated certificate of incorporation. Because the holders of our outstanding Class B Common Stock hold approximately 87.6% of the voting power of our outstanding capital stock as of the Record Date, they have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change in control transaction in which shares of Class A Common Stock and Class B Common Stock are treated equally, identically and ratably on a per-share basis.

Text of Amendment

In general, Article IV, Section D(3)(b)(i) of our amended and restated certificate of incorporation provides for the automatic conversion of shares of our Class B Common Stock into an equal number of shares of Class A Common Stock upon a Transfer (as such term is defined therein) of such share, subject to limited exceptions, such as certain transfers effected for estate planning or charitable purposes. The proposed amendment to Article V of our amended and restated certificate of incorporation will expand on these exceptions and clearly exclude the entry into support, voting, tender or similar agreements or arrangements in connection with a Change of Control Transaction approved by our Board of Directors from the definition of “Transfer.” “Transfer” is currently defined as follows:

““Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy by a Key Holder to a Designated Proxy Holder; (b) the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders; (c) the pledge of shares of Class B Common Stock by a Class B

Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledge shall constitute a “Transfer”; or (d) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any Class B Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.”

The proposed amendment would modify the definition of “Transfer” to add an additional clause (e) as follows (as well as other immaterial changes):

“(e) in connection with a Change of Control Transaction that has been approved by the Board of Directors, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board of Directors.”

The entire text of the definition of “Transfer” after the proposed amendment would be as follows:

““Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise. Notwithstanding the foregoing, the following shall not be considered a “Transfer”: (a) the grant of a proxy by a Key Holder to a Designated Proxy Holder; (b) the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders; (c) the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares, it being understood that a foreclosure on such shares of Class B Common Stock or other similar action by the pledge shall constitute a “Transfer”; (d) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any Class B Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock; or (e) in connection with a Change of Control Transaction that has been approved by the Board of Directors, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board of Directors.”

Reasons for the Amendment

Our Board of Directors has undertaken a review of our amended and restated certificate of incorporation and has identified that there may be circumstances under which the entry into support, voting, tender or similar agreements or arrangements by holders of our Class B Common Stock in connection with and in support of a change of control transaction approved by the Board of Directors could be considered a technical “Transfer” of the shares of Class B Common Stock subject to such agreements or arrangements, thus potentially causing their automatic conversion into Class A Common Stock. The effect of this would be that the shares subject to such agreements or arrangements would only represent one vote per share rather than 10 votes per share, which in turn would have the effect of potentially significantly redistributing the voting power among the existing holders of our capital stock (in respect of a vote on the change of control transaction and any other matter thereafter submitted for a vote of stockholders).

In the context of a change of control transaction that our Board of Directors has approved, this proposed amendment would more clearly permit the Board of Directors to allow holders of Class B Common Stock to enter into such agreements or arrangements to express their support for any such change of control transaction without potentially triggering the automatic conversion provision and thereby altering the distribution of voting power among our stockholders. Our Board of Directors believes that this proposed amendment may better enable the Company to negotiate a transaction that maximizes value for all stockholders in the event that a potential acquirer would value the certainty of being able to receive a voting agreement from certain holders of our Class B Common Stock.

Material Effects of the Proposed Amendment

If the proposed amendment becomes effective, our Board of Directors would be permitted to allow holders of Class B Common Stock to enter into support, voting, tender or similar agreements or arrangements approved by the Board of Directors in a change of control transaction that has also been approved by the Board of Directors, without the risk of having the shares of Class B Common Stock held by such holders being automatically converted into shares of Class A Common Stock and thereby significantly redistributing the voting power among the existing holders of our capital stock. As of the Record Date, holders of our Class B Common Stock represented 87.6% of the voting power of our Company, and therefore have the ability in the aggregate to control the vote in a change of control transaction. Members of our Board of Directors are themselves, and/or are affiliated with funds that are, holders of shares of Class B Common Stock. See “Interests of Certain Persons” below. With the proposed amendment in effect, such holders may be more clearly able to deliver the required vote in a change of control transaction to a prospective acquirer of our Company so long as our Board of Directors approves the transaction and the support for the transaction by such holders.

Interests of Certain Persons

As of the Record Date, our executive officers and members of our Board of Directors, and their affiliates, collectively beneficially owned 26,878,917 shares of Class B Common Stock, which represented 40.2% of the total voting power of our outstanding capital stock. Information regarding each individual executive officer and director is set forth below:

Name	Shares of Class B Common Stock Beneficially Owned	Percent of Total Voting Power
Aaron Levie	4,957,127	7.63%
Dan Levin	2,269,223	3.57%
Dylan Smith	2,123,072	3.35%
Peter McGoff	330,163	*
Josh Stein	—	—
Dana Evan	129,886	*
Gary Reiner	—	—
Rory O’Driscoll	5,355,671	8.55%
Steven Krausz	11,713,775	18.71%
Bryan Taylor	—	—

*	Represents total voting power of less than 1%.

The approval of the proposed amendment to our amended and restated certificate of incorporation will benefit our executive officers and directors by more clearly enabling them to enter into support, voting, tender or similar agreements or arrangements approved by the Board of Directors in a change of control transaction that has also been approved by the Board of Directors, without the risk of losing the high vote characteristics of their shares of Class B Common Stock.

Effectiveness of Proposed Amendment

The proposed amendment will become effective when the certificate of amendment to our amended and restated certificate of incorporation is filed with the Secretary of State of the State of Delaware. We intend to file the certificate of amendment promptly after our stockholders approve the proposed amendment. The proposed certificate of amendment to our amended and restated certificate of incorporation is attached to this proxy statement as Annex A.

Vote Required

The affirmative vote of the holders of a majority of the voting power of our outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, is required to approve the amendment of our amended and restated certificate of incorporation. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions and broker non-votes will have the same effect as a vote “Against” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our Compensation Committee or our Board of Directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our named executive officer as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.

At our 2016 annual meeting of stockholders, our stockholders recommended that we hold a Say-on-Pay vote each year. Accordingly, we expect that the next Say-on-Pay vote will take place at our 2018 annual meeting of stockholders.

We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Discussion and Analysis—Compensation Philosophy,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “For” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

Vote Required

Approval of the advisory vote on the compensation of our named executive officers requires the approval of a majority of the voting power of the shares of our common stock present virtually or by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares present virtually or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of the vote.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, our Board of Directors and our Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN

ADVISORY BASIS, ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Ernst & Young LLP (“E&Y”), independent registered public accountants, to audit our consolidated financial statements for our fiscal year ending January 31, 2018. During our fiscal year ended January 31, 2017, E&Y served as our independent registered public accounting firm.

Notwithstanding the appointment of E&Y and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of E&Y as our independent registered public accounting firm for our fiscal year ending January 31, 2018. Our Audit Committee is submitting the appointment of E&Y to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of E&Y will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of E&Y, our Board of Directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by E&Y for our fiscal years ended January 31, 2016 and 2017.

	2016	2017
Audit Fees(1)	$2,154,999	$1,880,000
Audit-Related Fees(2)	$222,419	$290,000
Tax Fees(3)	$40,015	$189,082
All Other Fees(4)	$10,000	$7,500

Total Fees	$2,427,433	$2,366,582

(1)	Audit Fees consist of professional services provided in connection with the audit of our annual consolidated financial statements and the audit of internal control over financial reporting, the review of our unaudited quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)	Audit-Related Fees consist of (a) for fiscal 2016, fees for professional services with respect to the Statement on Standards for Attestation Engagements (SSAE) No. 16 and Trust Services Principles, related to our cloud content management service, and (b) for fiscal 2017, fees related to the performance of the audit or review of our consolidated financial statements that are not reported under “Audit Fees,” and include fees for consultations on accounting issues and our compliance with Section 404 the Sarbanes-Oxley Act of 2002.
(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.
(4)	All Other Fees consist of professional services rendered in connection with our Registration Statement on Form S-8.

Auditor Independence

Pursuant to its charter and the policy described further below, our Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, E&Y. Our Audit Committee has determined that the rendering of non-audit services for tax compliance services and tax consulting advice by E&Y is compatible with maintaining the independence of E&Y.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to E&Y for our fiscal years ended January  31, 2016 and 2017 were pre-approved by our Audit Committee.

Vote Required

The ratification of the appointment of E&Y as our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote “Against” the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the Securities and Exchange Commission (“SEC”). The Audit Committee operates under a written charter approved by the Board of Directors, which is available on the company’s website at http://www.boxinvestorrelations.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. The company’s independent registered public accounting firm, Ernst & Young LLP (“E&Y”), is responsible for performing an independent audit of the company’s consolidated financial statements and of the company’s internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare the company’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and E&Y;

•	discussed with E&Y the matters required to be discussed by the statement on Auditing Standards No. 1301,Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•	received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with E&Y its independence.

Based on the Audit Committee’s review and discussions with management and E&Y, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2017 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Dana Evan (Chair)

Steven Krausz

Rory O’Driscoll

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 31, 2017. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Aaron Levie	32	Chairman and Chief Executive Officer
Dan Levin	53	President, Chief Operating Officer and Director
Dylan Smith	31	Chief Financial Officer and Director
Peter McGoff	52	Senior Vice President, General Counsel and Corporate Secretary

Aaron Levie co-founded our company and has served as our Chairman since December 2013 and as our Chief Executive Officer and a member of our Board of Directors since April 2005. Mr. Levie attended the University of Southern California from 2003 to 2005.

Dan Levin has served as our President and Chief Operating Officer since December 2013, as our Chief Operating Officer since July 2010 and as a member of our Board of Directors since January 2010. From March 2009 to July 2010, Mr. Levin served as an advisor to various technology start-ups, including our company since September 2009. From July 2008 to March 2009, Mr. Levin served as the interim Chief Executive Officer of Picateers Inc., an online photo sales company. Previously, Mr. Levin served in various executive roles at Intuit Inc., a business and financial management solutions company, most recently as Vice President and General Manager, Healthcare. Mr. Levin holds a B.A. in the independent concentration of Applications of Computer Graphics to Statistical Data Analysis from Princeton University.

Dylan Smith co-founded our company and has served as our Chief Financial Officer and as a member of our Board of Directors since April 2005. Mr. Smith holds a B.A. in Economics from Duke University.

Peter McGoff has served as our Senior Vice President, General Counsel and Corporate Secretary since April 2012. From June 2000 to April 2012, Mr. McGoff served as Senior Vice President and General Counsel of Informatica Corporation, an enterprise data integration software company. Mr. McGoff holds a B.S. in Finance from California State University, Sacramento, a J.D. from the University of the Pacific, and an LL.M. in Intellectual Property Law from the London School of Economics.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of our executive compensation program for our named executive officers. For our fiscal year ended January 31, 2017, our named executive officers were:

•	Aaron Levie, our Chairman and Chief Executive Officer;

•	Dan Levin, our President and Chief Operating Officer;

•	Dylan Smith, our Chief Financial Officer;

•	Peter McGoff, our Senior Vice President, General Counsel and Corporate Secretary; and

•	Graham Younger, who served as our Executive Vice President, Worldwide Field Operations until June 30, 2016, the date of his resignation from Box.

Executive Summary

Fiscal 2017 Performance

Box provides a leading cloud content management platform that enables organizations of all sizes to securely manage cloud content while allowing easy, secure access and sharing of this content from anywhere, on any device. With our Software-as-a-Service (SaaS) cloud content management platform, users can collaborate on content both internally and with external parties, automate content-driven business processes, develop custom applications, and implement data protection, security and compliance features to comply with internal policies and industry regulations. Our platform enables a broad set of business use cases across an enterprise, across many file formats and media types, and a broad range of user experiences. Our platform integrates with leading enterprise business applications, and is compatible with multiple application environments, operating systems and devices, ensuring that workers have access to their critical business content whenever and wherever they need it.

For our fiscal year ended January 31, 2017, we achieved strong growth and significantly improved business results that provide context for stockholders reviewing our executive compensation disclosures, including:

•	Revenue: Our revenue was $398.6 million, an increase of 32% over our revenue of $302.7 million in our prior fiscal year.

•	Billings: Our billings were $454.2 million, an increase of 23% over our billings of $369.1 million in our prior fiscal year.

•	Non-GAAP Operating Income (Loss): Our non-GAAP operating loss was $70.6 million, or 18% of revenue, which was a significant improvement over our prior fiscal year non-GAAP operating loss of $134.3 million, or 44% of revenue.

Each of revenue, billings and non-GAAP operating income (loss) is an element of our cash incentive compensation plan for fiscal year 2017. Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on March 24, 2017, for a more detailed discussion of our fiscal 2017 financial results and, beginning on page 62 of that Annual Report on Form 10-K, a discussion regarding, and reconciliation of, our non-GAAP to GAAP financial measures.

Fiscal 2017 Executive Compensation Highlights

For our fiscal year ended January 31, 2017, the key highlights of our executive compensation program included:

•	Pay for Performance – Annual Incentive Compensation Payouts. A significant portion of our executives’ compensation is in the form of cash incentive compensation to promote our pay for performance philosophy. We exceeded each of the corporate goals that are linked to our cash incentive compensation plan for fiscal year 2017, which resulted in the payouts described below to our named executive officers based on this strong performance.

•	Peer Group. We modified our compensation peer group to add three new companies to take the place of three former public companies that had been acquired and were no longer operating as standalone companies. Consistent with the other companies in our peer group, the three new companies were selected to reflect our current revenue, market capitalization and growth trajectory.

•	Increases to Target Cash Compensation. We maintained base salaries for each of our named executive officers (other than Mr. Younger) but increased their target bonus amounts, which raised the overall target cash compensation of each of our named executive officers to make their cash compensation more competitive with similarly situated executives of our compensation peer group.

•	Equity Award Grants. Messrs. Levie and Smith requested that any equity awards they would have otherwise been granted be re-allocated to the overall equity budget used for issuance to our employees. We granted stock options to Mr. Levin and restricted stock units to Messrs. McGoff and Younger, all of which are scheduled to vest over a four-year period, in order to increase their total unvested equity awards to a level competitive with that provided by companies in our compensation peer group. The stock options granted to Mr. Levin will only provide value if the value of our stock increases over the life of the stock options.

•	Below Market CEO Compensation. Throughout his tenure as our Chief Executive Officer, Mr. Levie has expressed a preference to our Compensation Committee that his cash compensation be modest so that we could invest in other areas of the business. Mr. Levie maintained this preference in fiscal year 2017 and, as such, his target total cash compensation is well below the 25th percentile in our compensation peer group.

Compensation Philosophy

Our executive compensation program is structured to provide compensation plans, policies, and programs that attract and retain the best available personnel for positions of substantial responsibility, provide incentives for such persons to perform to the best of their abilities, and to promote the success of our business. The following table identifies the main elements of our executive compensation program and the reasons for each:

Element	Reasons for Providing Element
Base Salary	Provide our named executive officers compensation for their services based on their knowledge, skills, past performance, and experience

Cash Incentive Compensation	Encourage our named executive officers to achieve short-term individual and company goals that drive our growth

Equity	Provide long-term retention and incentives to our named executive officers that align their interests with our stockholders’ interests

Welfare and Other Employee Benefits	Provide for our named executive officers’ health and well-being

Change in Control and Severance Benefits	Provide our named executive officers with a measure of security in order to minimize any distractions related to termination of employment and/or change in control and allow our named executive officers to focus on their duties and responsibilities

Impact of 2016 Stockholder Advisory Vote on Compensation of Named Executive Officers

We conducted our first Say-on-Pay vote at our 2016 annual meeting of stockholders. 99.6% of the votes cast by stockholders were in favor of approving the compensation of our named executive officers. While evaluating our executive compensation program in 2016, our Compensation Committee considered the results of this vote and decided to maintain the compensation philosophy and objectives and general approach to executive compensation from the prior year.

Processes and Procedures for Compensation Decisions

Our Compensation Committee is responsible for the compensation program for our executive officers and reports to our Board of Directors on its discussions, decisions and other actions. Typically, our President and Chief Operating Officer (along with our Chief Financial Officer, Senior Vice President and General Counsel, and certain of our other management team members) attends Compensation Committee meetings and is involved in the determination of compensation for our other executive officers. Our President and Chief Operating Officer, in consultation with our Chief Executive Officer and Chief Financial Officer, makes recommendations to our Compensation Committee regarding short-term and long-term compensation for all executive officers (other than himself and our Chief Executive Officer) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our Compensation Committee then reviews the recommendations and other data provided by outside compensation advisors, as well as management, and makes decisions as to compensation for each executive officer.

Our Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. For our fiscal year ended January 31, 2017, our Compensation Committee retained Compensia, a national compensation consulting firm, to provide it with information, recommendations, and other advice relating to executive compensation on an ongoing basis. Accordingly, Compensia now serves at the discretion of our Compensation Committee. Among other things, our Compensation Committee engaged Compensia to assist in developing and updating an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers and assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive, fair, motivating and retentive.

Peer Group Compensation Data

With Compensia’s assistance, our Compensation Committee approved a group of public companies to be included when conducting a competitive market analysis of executive officer compensation. For our compensation decisions made prior to June 2016, which included the target total cash compensation increases approved in March 2016 and April 2016, our compensation peer group was made up of publicly-traded companies in the software & services or technology hardware & equipment industries that generally had revenue between $75 million and $500 million, experienced strong year-over-year growth in revenue, and had a market capitalization between $900 million and $8.5 billion.

In June 2016, our Compensation Committee re-analyzed our compensation peer group to inform its executive compensation review and, in light of the acquisition of three companies in our peer group, added three new companies to our compensation peer group. This modified compensation peer group is made up of publicly-traded companies in the software & services or technology hardware & equipment industries that generally had revenue between $100 million and $800 million, experienced strong year-over-year growth in revenue, and had a market capitalization between $500 million and $7 billion. The two compensation peer groups used in fiscal 2017 were:

Compensation Peer Group Entering Fiscal 2017		Compensation Peer Group Revised in Fiscal 2017 for Decisions after May 2016
Barracuda Networks, Inc.		Barracuda Networks, Inc.
Cornerstone OnDemand Inc.		Cornerstone OnDemand Inc.
Demandware, Inc.	Removed
FireEye, Inc.		FireEye, Inc.
Gigamon Inc.		Gigamon Inc.
Imperva Inc.		Imperva Inc.
Infoblox Inc.		Infoblox Inc.
	Added	LogMeIn, Inc.
Marketo, Inc.	Removed
New Relic, Inc.		New Relic, Inc.
Nimble Storage, Inc.		Nimble Storage, Inc.
Proofpoint Inc.		Proofpoint Inc.
SolarWinds, Inc.	Removed
	Added	RingCentral, Inc.
Splunk Inc.		Splunk Inc.
Tableau Software Inc.		Tableau Software Inc.
Yelp Inc.		Yelp Inc.
Zendesk, Inc.		Zendesk, Inc.

Our Compensation Committee believed these companies were appropriate for our compensation peer group because they were similarly sized, operated in the same or similar industries as us, had similar growth trajectories, and reflected our competitive market for senior executives.

In setting the various elements of compensation for our named executive officers, our Compensation Committee reviewed base salary, target annual incentive compensation opportunity, target total cash compensation (i.e., base salary plus target incentive opportunity), annual long-term incentive, and total direct compensation values for our named executive officers and those of similarly situated executives of our compensation peer group. Compensia provided data at the 25th, 50th, 60th, and 75th percentiles for such compensation, and our Compensation Committee used this data as a reference during our fiscal year ended January 31, 2017. Our Compensation Committee did not benchmark any compensation element to a specific percentile, and our Compensation Committee instead set our named executive officers’ compensation at levels it deemed appropriate after taking into account such other factors as each of our named executive officers’ contributions to us, our short-term and long-term objectives, and prevailing market conditions.

Executive Compensation Program Elements

The following sections describe each element of our executive compensation program, provide the rationale for each such element, and explain how our Compensation Committee determined compensation amounts and awards for our fiscal year ended January 31, 2017.

Base Salary

Base salary is the main fixed element of our named executive officers’ cash compensation. Base salary compensates our named executive officers for services they provide to us during the fiscal year. Our Compensation Committee typically performs an annual review during which it considers adjustments to our named executive officers’ base salaries after taking into account such factors as the prevailing market conditions and the named executive officer’s responsibilities, knowledge, skills, experience, and performance. These adjustments allow us to remain competitive in attracting and retaining executive talent.

In fiscal year 2017, we maintained base salaries for each of our named executive officers (other than Mr. Younger) but increased their target bonus amounts, which raised the overall target cash compensation of each of our named executive officers to make their cash compensation more competitive with similarly situated executives of our compensation peer group.

The base salary of each named executive officer who remained with us throughout fiscal year 2017 is listed in the table below.

Named Executive Officer	Base Salary For Fiscal 2017
Mr. Levie	$180,000
Mr. Levin	$300,000
Mr. Smith	$300,000
Mr. McGoff	$320,000

In fiscal year 2017, Mr. Younger received an increase in base salary from $315,000 to $337,500 to be more competitive with sales executives at the companies in our compensation peer group.

The total base salaries paid to our named executive officers during our fiscal year ended January 31, 2017 are listed in the “Summary Compensation Table” below.

Bonuses

In February 2016, Mr. McGoff was awarded a $15,000 discretionary bonus for his role in supporting our partnership efforts and related corporate activities. This amount is listed in the “Summary Compensation Table” below in the “Bonus” column.

Non-Equity Incentive Plan Compensation

We use performance-based cash incentives to motivate our named executive officers to achieve our annual financial and operational objectives, while making progress towards our longer-term strategic and growth goals. Typically, near the beginning of each fiscal year, our Compensation Committee adopts the performance criteria and targets for the incentive compensation plan for that fiscal year, which identifies the plan participants and establishes the target cash incentive opportunity for each participant, the performance measures and the associated target levels for each measure, and the potential payouts based on actual performance for the fiscal year.

Fiscal 2017 Bonus Plan.

•

Overview & Structure. In April 2016, our Compensation Committee adopted and approved the specific performance criteria and targets for fiscal 2017 under our omnibus Executive Incentive Plan (the “Fiscal 2017 Executive Bonus Plan”). The Fiscal 2017 Executive Bonus Plan provided for potential performance-based incentive payouts to all non-sales employees at the grade of senior director or higher, including our named executive officers, except Mr. Younger, our Executive Vice President, Worldwide Field Operations, who, as our sales leader, had separate performance criteria and targets for fiscal 2017 (the “Fiscal 2017 Worldwide Field Operations Bonus Plan”). Mr. Younger participated in this separate component because the Compensation Committee believed that his sales position and responsibilities required a different incentive focus than the other named executive officers.

The Fiscal 2017 Executive Bonus Plan and the Fiscal 2017 Worldwide Field Operations Bonus Plan each provided opportunities for cash incentive compensation payouts based on our actual achievement of pre-established corporate financial objectives. The target levels for the financial objectives were set at levels determined to be challenging and requiring substantial skill and effort on the part of senior management. The Fiscal 2017 Executive Bonus Plan provided for an annual performance period with annual payouts and the Fiscal 2017 Worldwide Field Operations Bonus Plan provided for quarterly performance periods and quarterly payouts (with the final quarterly payment to be based on a cumulative annual target and offset by amounts paid for the first three quarters). An annual performance period was selected for our non-sales named executive officers because it gave our Compensation Committee a full year to assess performance against our annual operating plan.

•	Target Annual Incentive Compensation Opportunities. In March 2016, in connection with its review of our executive compensation program, our Compensation Committee approved the target annual incentive compensation opportunities of our named executive officers, as set forth in the table below. In setting the target annual incentive compensation opportunities, our Compensation Committee considered the scope of each named executive officer’s performance, individual contributions, responsibilities, experience, prior annual incentive compensation amount, and peer group market data. Our Compensation Committee has set the target annual incentive compensation opportunities for our named executive officers as percentages of their base salaries paid throughout the year. For fiscal year 2017, our Compensation Committee increased the percentages for our named executive officers (other than Mr. Younger) by 5 percentage points from those determined for fiscal year 2016 because it determined that such increases were generally necessary to make these named executive officers’ target annual incentive compensation opportunities more competitive with the target annual incentive compensation opportunities provided by peer companies to similarly situated executives. The target annual cash incentive compensation opportunities established for fiscal year 2017 for our named executive officers who remain with us were:

Named Executive Officer	Fiscal 2017 Target Annual Incentive Compensation Opportunity (as a % of base salary earned during Fiscal 2017)	Fiscal 2017 Target Annual Incentive Compensation Opportunity
Mr. Levie	55%	$99,000
Mr. Levin	55%	$165,000
Mr. Smith	55%	$165,000
Mr. McGoff	45%	$144,000

•	Corporate Performance Measures. For purposes of measuring performance for the Fiscal 2017 Executive Bonus Plan, our Compensation Committee selected revenue and non-GAAP operating income as the corporate performance measures that best supported our annual operating plan and enhanced long-term value creation. We define (i) “revenue” as GAAP revenue as reflected in our quarterly and annual financial statements; and (ii) non-GAAP operating income as GAAP operating income as reflected in our quarterly and annual financial statements adjusted to exclude expenses related to stock-based compensation, intangible assets amortization, and as applicable, other special items. Each element was weighted equally under the Fiscal 2017 Executive Bonus Plan.

The targets required for 100% achievement under our Fiscal 2017 Executive Bonus Plan and our results were:

Performance Measure	Target	Result	Achievement of Target
Revenue	$392.0	$398.6	101.7%
Non-GAAP Operating Income (Loss)	$(104.9)	$(70.6)	132.7%

For purposes of funding the Fiscal 2017 Worldwide Field Operations Bonus Plan, our Compensation Committee selected billings and non-GAAP operating income as the corporate performance measures. For Mr. Younger, billings was selected instead of revenue because billings were a more accurate reflection of his performance for a given quarter and direct contributions to our business in the sales function. We define “billings” as our revenue plus the change in deferred revenue in the period. The non-GAAP operating income performance measure in the Fiscal 2017 Worldwide Field Operations Bonus Plan was the same as in the Fiscal 2017 Executive Bonus Plan. Each element was weighted equally under the Fiscal 2017 Worldwide Field Operations Bonus Plan. Our achievement led to the applicable payout for Mr. Younger disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

•	Non-Sales Executive Methodology. Our Compensation Committee assesses performance and determines payouts under either of our bonus plans in a two-part process: (1) first, our Compensation Committee measures actual performance against the pre-established goals for the performance period; and (2) second, after the end of the performance period, our Compensation Committee exercises discretion to determine the actual payout. As a threshold matter, our named executive officers participating in the Fiscal 2017 Executive Bonus Plan were eligible for annual incentive compensation payouts only to the extent that we met or exceeded 95% of the applicable performance target for our fiscal year ended January 31, 2017, as set forth in our Fiscal 2017 Executive Bonus Plan. A high threshold is required to ensure that significant achievement is prerequisite to receive any incentive payment. With respect to the revenue component, achievement percentage equals payment percentage up until 103% achievement, and achievement in excess of 103% may be rewarded using an “accelerator” where each point of performance above 103% achievement increases payout percentage by two percentage points. With respect to the non-GAAP operating income component, achievement percentage equals payment percentage up until 100% achievement, and achievement in excess of 100% is increased by 0.5 percentage points for each point of performance above 100%, up to a maximum payout percentage of 110%.

•	Sales Executive Methodology. Mr. Younger was eligible for quarterly payments: (1) with respect to the billings component of his bonus, only to the extent that we met or exceeded 60% of the billings target for the applicable quarter as set forth in the Fiscal 2017 Worldwide Field Operations Bonus Plan; and (2) with respect to the non-GAAP operating income component of his bonus, only to the extent we met or exceeded 95% of the applicable performance target.

•	Caps on Payment. Under both plans, the cap on total payouts of the non-GAAP operating income component was set to manage potential incentive compensation costs and maintain appropriate incentives for our named executive officers.

•	Successful Performance in Fiscal 2017 and Payout.

Fiscal 2017 Executive Bonus Plan. For Fiscal 2017, we exceeded the Fiscal 2017 Executive Bonus Plan as follows: (1) approximately 101.7% achievement in revenue and (2) approximately 132.7% achievement in non-GAAP operating income. The revenue measure achievement resulted in a payout percentage of 101% of target and the non-GAAP operating income measure achievement resulted in a payout percentage of 110% of target. As each metric was weighted 50%, this resulted in a calculated payout percentage of approximately 105.5%. The Compensation Committee paid Messrs. Levie, Levin and Smith amounts based on the calculated payout percentage and rounded to an appropriate thousand, as set forth in the table below. With respect to Mr. McGoff, the Compensation Committee considered his strong individual performance in light of the breadth of his responsibility heading the legal, compliance, security, sourcing and workplace services functions, and determined to pay him at 138.8% of his target. The total payouts to our named executive officers under the Fiscal 2017 Executive Bonus Plan were:

Named Executive Officer	Target Annual Incentive Compensation Opportunity	Actual Incentive Compensation
Mr. Levie	$99,000	$105,000
Mr. Levin	$165,000	$174,000
Mr. Smith	$165,000	$174,000
Mr. McGoff	$144,000	$200,000

Fiscal 2017 Worldwide Field Operations Bonus Plan. With respect to the Fiscal 2017 Worldwide Field Operations Bonus Plan, we paid Mr. younger $83,181 for his performance in the only full quarter he was employed by us. Our Compensation Committee did not exercise its discretion to adjust payments from the calculated percentage of Mr. Younger’s bonus.

The cash incentive awards earned by our named executive officers during our fiscal year ended January 31, 2017, are listed in the “Summary Compensation Table” below.

Equity Awards

The Compensation Committee grants equity awards to all of our employees, including our named executive officers, so that their long-term interests are aligned with our stockholders’ interests.

The Compensation Committee determines the size of the equity awards that we grant to our named executive officers in connection with their hire through arm’s-length negotiation, taking into account such factors as the prevailing market conditions, market data for new-hire awards, the named executive officer’s expected cash compensation, the equity award’s potential incentive and retention value, and the named executive officer’s prospective role and responsibilities.

The Compensation Committee also periodically grants equity awards to our named executive officers in connection with promotions, as additional incentive to continue service with us, or to recognize exceptional corporate and individual performance. The Compensation Committee generally does not apply a fixed formula when determining the size of these equity awards because we grant an amount of equity that properly rewards the named executive officer for his or her contribution to the growth in our long-term stockholder value. In doing so, the Compensation Committee takes into consideration factors such as the economic value of the named executive officer’s unvested equity awards and the ability of this equity to satisfy our retention objectives; the named executive officer’s performance, contributions, responsibilities, and experience; the equity awards granted by our compensation peer group to similarly situated executives; a compensation analysis performed by Compensia; the equity award recommendations of our President and Chief Operating Officer; and internal equity considerations.

For fiscal year 2017, Messrs. Levie and Smith requested that any equity awards they would have otherwise been granted be re-allocated to the overall equity budget for issuance to our employees. Our Compensation Committee honored their request and, as such, they did not receive any equity awards in fiscal 2017.

In May 2016, after considering the peer group data provided by Compensia, the unvested equity award holding value and the anticipated future contributions of our named executive officers, our Compensation Committee decided to grant refresh equity awards to Messrs. Levin, McGoff and Younger at a level competitive with the annual long-term incentives provided by the companies in our compensation peer group to similarly situated executives, as follows: (i) a stock option to Mr. Levin covering 300,000 shares, (ii) an award of 67,500 restricted stock units to Mr. McGoff and (iii) an award of 40,000 restricted stock units to Mr. Younger. Mr. Levin was granted stock options instead of restricted stock units because the Committee believed it appropriate to more directly tie Mr. Levin’s incentive opportunity to increasing in stockholder value. Mr. Levin’s stock option has an exercise price per share of $12.09 and vested as to 1/4th of the option on March 20, 2017, and 1/48th of the option is scheduled to vest each full month thereafter, subject to Mr. Levin’s continued service with us through the applicable vesting date. In addition, our Compensation Committee determined that the unvested equity awards held by Messrs. McGoff and Younger represented substantially less value than the unvested equity awards held by similarly situated executives. To improve retention of these named executive officers, and particularly Mr. McGoff, whose scope of responsibilities was significantly greater than when he initially joined Box, our Compensation Committee decided to grant the following equity awards: (i) an award of 107,500 restricted stock units to Mr. McGoff and (ii) an award of 60,000 restricted stock units to Mr. Younger. In addition, the stock option granted to Mr. Levin will, to the extent vested, be exercisable until the earlier of (a) the date that is thirty (30) months after Mr. Levin’s last day of employment or of providing services to Box, whichever is later, and (b) May 24, 2026. Each award of restricted stock units vested as to 1/4th of the award on March 20, 2017, and 1/16th of each award is scheduled to vest each quarter thereafter, subject to the applicable named executive officer’s continued service with us through the applicable vesting date.

Welfare and Other Employee Benefits

We have a 401(k) Savings Plan (the “401(k) Plan”) which qualifies as a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating employees may elect to contribute up to 100% of their eligible compensation, subject to certain limitations. We have not made any matching contributions to date. As a tax-qualified retirement plan, contributions to the 401(k) Plan and earnings on those contributions are not taxable to our employees until they are distributed from the 401(k) Plan, and any contributions we make are deductible by us when they are made.

Our named executive officers are also entitled to participate in the employee benefit plans that are available to our U.S.-based, full-time employees, on the same terms and conditions as such other employees participate. These benefit plans include health, dental and vision insurance; medical and dependent care flexible spending accounts; short- and long-term disability insurance; life insurance; and accidental death and dismemberment insurance, which are generally consistent with those offered by companies that we compete with for employees. For our fiscal year ended January 31, 2017, we also paid certain amounts on behalf of our named executive officers for basic life insurance, as indicated in the “Summary Compensation Table” below.

Perquisites and Other Personal Benefits

We generally do not provide perquisites or other personal benefits to our named executive officers, but we may provide perquisites or other personal benefits in the future for purposes of recruitment, motivation, or retention; to assist an individual named executive officer in the performance of his or her duties; and in other limited circumstances. Our Compensation Committee will periodically review and approve all future practices concerning perquisites and other personal benefits.

Change in Control and Severance Arrangements

We have entered into change in control and severance agreements, or change in control agreements, with our named executive officers, which require us to make specific payments and benefits in connection with the termination of such named executive officers’ employment under certain circumstances. We believe that these change in control agreements provide retention value by encouraging our named executive officers to continue service with us and increase stockholder value by reducing any potential distractions caused by the possibility of an involuntary termination of employment or a potential change in control, allowing our named executive officers to focus on their duties and responsibilities. For a summary of the material terms and conditions of these severance and change in control arrangements, see the section titled “Potential Payments upon Termination or Change in Control” contained in this proxy statement.

Other Compensation Policies

Our insider trading policy prohibits all employees including our named executive officers from engaging in the following activities with respect to our common stock: trading in derivative securities, hedging transactions, short sales, pledging stock as collateral, or holding stock in a margin account. From time to time, our officers and directors may elect to enter into 10b5-1 trading plans. As of May 1, 2017, Messrs. Levin and Smith had active 10b5-1 trading plans. We have not adopted policies with respect to minimum stock ownership requirements for our named executive officers or policies that allow us to recover any cash or equity-based incentive compensation from our named executive officers when the payment of such compensation was based upon financial results that were subsequently the subject of a financial restatement.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits the amount of our federal income tax deductions for compensation paid to our Chief Executive Officer and certain of our most highly-compensated executive officers in any taxable year to $1 million per person. Generally, we may deduct compensation exceeding this limit only if it is “performance-based compensation” that satisfies the conditions of an exemption from Section 162(m). The compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan is generally treated as performance-based compensation if the options are granted by a committee consisting of outside directors and certain other conditions are satisfied.

Our Compensation Committee has not adopted a policy that requires that all compensation paid to our named executive officers be fully deductible. Our Compensation Committee is aware of the benefit of being able to fully deduct the compensation paid to our named executive officers, but our Compensation Committee intends to continue to compensate our named executive officers consistent with the best interests of our company and our stockholders even if such compensation is not fully deductible because our Compensation Committee believes that we must retain the flexibility to compensate our named executive officers in a manner that best promotes our business objectives.

“Parachute Payments” and Deferred Compensation

Certain service providers may be subject to an excise tax under Section 4999 of the Internal Revenue Code if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and we, or a successor, may forfeit a deduction on the amounts subject to this excise tax under Section 280G of the Internal Revenue Code. Section 409A of the Internal Revenue Code (“Section 409A”) imposes significant additional taxes on a service provider if the service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

In our fiscal year ended January 31, 2017, we did not provide (and did not have any agreements or obligations to provide) any of our named executive officers with a “gross-up” payment or other reimbursement for any excise tax liability that he might owe under Section 4999 or for any additional tax that he might owe under Section 409A.

Accounting Considerations

Authoritative accounting guidance on stock compensation requires measurement of the compensation expense for all share-based awards made to employees (such as our named executive officers) and directors based on the grant date “fair value” of the awards. Even though our named executive officers and directors may never realize any value from their equity awards, these values have been calculated for accounting purposes and reported in the tables below. This guidance also requires us to recognize the compensation cost of share-based awards in our income statements over the period that the named executive officer or director is required to continue service with us in order to vest in the equity award.

Risk Considerations

Our Compensation Committee reviews and discusses with management the risks arising from our compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. In addition, our Compensation Committee has engaged Compensia to independently review our executive compensation program. Based on these reviews, our Compensation Committee structures our executive compensation program to encourage our named executive officers focus on both short-term and long-term success. We therefore do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis provided above with management. Based on such review and discussion, our Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for our fiscal year ended January 31, 2017.

Respectfully submitted by the members of our Compensation Committee of the Board of Directors:

•	Josh Stein (Chair)

•	Rory O’Driscoll

•	Bryan Taylor

Summary Compensation Table for Fiscal Year 2017

Name and Principal Position	Year	Salary($)	Bonus($)(1)	Stock Awards($)(2)	Option Awards($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total Compensation ($)
Aaron Levie	2017	180,000	—	—	—	105,000	400	285,400
Chief Executive Officer	2016	169,583	—	—	—	90,000	272	259,855
	2015	155,000	38,750	—	—	—	272	194,022

Dan Levin	2017	300,000	—	—	1,554,240	174,000	2,328	2,030,568
Chief Operating Officer	2016	289,583	—	—	376,880	150,000	2,328	818,791
	2015	270,625	68,750	—	4,224,044	—	858	4,564,277

Dylan Smith	2017	300,000	—	—	—	174,000	288	474,288
Chief Financial Officer	2016	285,417	—	—	256,278	150,000	288	691,983
	2015	243,750	62,500	—	1,992,902	—	230	2,299,382

Peter McGoff	2017	320,000	15,000	2,115,750	—	200,000	968	2,651,718
Senior Vice President, General Counsel	2016	308,750	20,000	—	141,330	155,000	828	625,908

Graham Younger	2017	140,625	—	1,209,000	—	83,181	—	1,432,806
Executive Vice President, Worldwide Field Operations	2016 2015	315,000 286,250	— 255,935	— 3,141,600	— 1,939,809	329,175 —	540 35,446	644,715 5,659,040

(1)	The amounts reported represent discretionary bonuses earned in fiscal 2017, fiscal 2016 and fiscal 2015.
(2)

The amounts reported represent the grant date fair value of the awards granted to the named executive officers during fiscal year 2017, fiscal year 2016 and fiscal year 2015 as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended January 31, 2017. For fiscal year 2017,

Messrs. Levie and Smith requested that any equity awards they would have otherwise been granted be re-allocated to the overall equity budget for issuance to our employees. Our Compensation Committee honored their request and, as such, they did not receive any equity awards in fiscal 2017.
(3)	The amounts reported represent amounts earned in fiscal 2016 and 2017 by (i) Messrs. Levie, Levin, Smith and McGoff under the Fiscal 2016 Executive Bonus Plan and the Fiscal 2017 Executive Bonus Plan and (ii) Mr. Younger under the Fiscal 2016 Worldwide Field Operations Bonus Plan.
(4)	The amounts reported represent (i) amounts paid on behalf of the named executive officers for basic life insurance, (ii) for Mr. Levin, a $1,500 contribution to his HSA in each of fiscal 2016 and 2017, (iii) amounts provided to Mr. Levie and Mr. McGoff to purchase items from the company store in fiscal 2017, and (iv) for Mr. Younger $34,960 in temporary housing expenses in fiscal 2015.

Grants of Plan-Based Awards in Fiscal Year 2017

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during fiscal year 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Aaron Levie(2)	—	—	99,000	—	—	—	—	—
Dan Levin	—	—	165,000	—	—	—	—	—
	5/24/2016	—	—	—	—	300,000	12.09	1,554,240
Dylan Smith(2)	—	—	165,000	—	—	—	—	—
Peter McGoff	—	—	144,000	—	—	—	—	—
	5/24/2016	—	—	—	67,500	—	—	816,075
	5/24/2016	—	—	—	107,500	—	—	1,299,675
Graham Younger	5/24/2016	—	337,500	—	60,000	—	—	725,400
	5/24/2016	—	—	—	40,000	—	—	483,600

(1)	The amounts reported represent the grant date fair value of the awards granted to the named executive officers as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended January 31, 2017.
(2)	For fiscal year 2017, Messrs. Levie and Smith requested that any equity awards they would have otherwise been granted be re-allocated to the overall equity budget for issuance to our employees. Our Compensation Committee honored their request and, as such, they did not receive any equity awards in fiscal 2017.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table provides information regarding equity awards held by our named executive officers at January 31, 2017.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(1)
Aaron Levie	07/15/2010	(2)	588,841	—	0.29	07/14/2020	—	—
	04/07/2011	(2)	25,000	—	0.59	04/06/2021	—	—
	04/02/2012	(2)	770,000	—	1.16	04/01/2022	—	—
	04/02/2012	(2)	410,000	—	4.00	04/01/2022	—	—
	04/02/2012	(3)	307,499	102,501	4.00	04/01/2022	—	—
	04/27/2012	(4)	204,999	205,001	4.00	04/26/2022	—	—
Dan Levin	04/19/2013	(2)	300,000	—	4.63	04/18/2023	—	—
	04/19/2013	(5)	290,625	9,375	4.63	04/18/2023	—	—
	04/03/2014	(6)	218,749	81,251	17.85	04/02/2024	—	—
	01/02/2015	(7)	114,583	135,417	14.05	01/02/2025	—	—
	06/18/2015	(7)	22,916	27,084	17.52	06/18/2025	—	—
	05/24/2016	(8)	—	300,000	12.09	05/24/2026	—	—
Dylan Smith	04/07/2011	(2)	17,362	—	0.59	04/06/2021	—	—
	04/01/2012	(2)	140,000	—	1.16	03/31/2022	—	—
	04/01/2012	(2)	240,000	—	1.16	03/31/2022	—	—
	02/07/2013	(5)	135,625	4,375	4.63	02/06/2023	—	—
	04/03/2014	(6)	102,083	37,917	17.85	04/02/2024	—	—
	01/02/2015	(7)	54,999	65,001	14.05	01/02/2025	—	—
	06/18/2015	(7)	15,583	18,417	17.52	06/18/2025	—	—
Peter McGoff	04/27/2012	(2)	125,000	—	1.16	04/26/2022	—	—
	04/03/2014	(6)	18,229	6,771	17.85	04/02/2024	—	—
	01/02/2015	(7)	17,187	20,313	14.05	01/02/2025	—	—
	06/18/2015	(7)	8,593	10,157	17.52	06/18/2025	—	—
	04/03/2014	(9)	—	—	—	—	3,907	66,692
	01/02/2015	(10)	—	—	—	—	10,547	180,037
	05/24/2016	(11)	—	—	—	—	67,500	1,152,225
	05/24/2016	(11)	—	—	—	—	107,500	1,835,025
Graham Younger	—		—	—	—	—	—	—

(1)	This column represents the market value of the shares underlying the RSUs or restricted stock as of January 31, 2017, based on the closing price of our Class A common stock, as reported on the NYSE, of $17.07 per share on January 31, 2017.
(2)	The stock option is fully vested and exercisable.
(3)	One forty-eighth of the shares subject to the option vested on February 1, 2014 and one forty-eighth of the shares vest monthly thereafter, subject to continued service to us.
(4)	One forty-eighth of the shares subject to the option vested on February 1, 2015 and one forty-eighth of the shares vest monthly thereafter, subject to continued service to us.
(5)	One ninety-sixth of the shares subject to the option vested monthly over two years beginning on February 1, 2013 and one thirty-second of the shares vest monthly thereafter, subject to continued service to us.
(6)	One fourth of the shares subject to the option vested on February 1, 2015 and one forty-eighth of the shares vest monthly thereafter, subject to continued service to us.

(7)	One fourth of the shares subject to the option vested on March 20, 2016 and one forty-eighth of the shares vest monthly thereafter, subject to continued service to us.
(8)	One fourth of the shares subject to the option vested on March 20, 2017 and one forty-eighth of the shares vest monthly thereafter, subject to continued service to us.
(9)	One fourth of the shares underlying the RSUs vested on March 20, 2015 and one-sixteenth of the shares vest quarterly thereafter, subject to continued service to us.
(10)	One fourth of the shares underlying the RSUs vested on March 20, 2016 and one-sixteenth of the shares vest quarterly thereafter, subject to continued service to us.
(11)	One fourth of the shares underlying the RSUs vested on March 20, 2017 and one-sixteenth of the shares vest quarterly thereafter, subject to continued service to us.

Option Exercises and Stock Vested in Fiscal Year 2017

The following table sets forth the number of shares of common stock acquired during our fiscal year 2017 by our named executive officers upon the exercise of stock options and the vesting of restricted stock unit awards and the value realized upon such exercise or vesting.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Aaron Levie	—	—	—	—
Dan Levin	—	—	—	—
Dylan Smith	—	—	—	—
Peter McGoff	—	—	11,328	148,639
Graham Younger	—	—	22,000	267,080

(1)	Calculated by multiplying (i) the market value of our Class A common stock on the vesting date, which was determined using the closing price on the NYSE of a share of our Class A common stock on the date of vesting, or if such day is a holiday, on the immediately preceding trading day, by (ii) the number of shares of our common stock acquired upon vesting.

Pension Benefits & Nonqualified Deferred Compensation

We do not provide any defined benefit pension plans, and none of our named executive officers participated in a nonqualified deferred compensation plan during our fiscal year ended January 31, 2017.

Potential Payments upon Termination or Change of Control

In June 2014, our Compensation Committee approved change in control and severance agreements, or change in control agreements, for our named executive officers, which require us to make specific payments and benefits in connection with the termination of such named executive officers’ employment under certain circumstances. These change in control agreements superseded any other agreement or arrangement relating to severance benefits with these named executive officers or any terms of their option agreements related to vesting acceleration or other similar severance-related terms. Mr. Younger did not become entitled to receive any payments or benefits under his change in control and severance agreement in connection with his resignation in June 2016. The descriptions that follow describe such payments and benefits that may be owed by us to each of our named executive officers (other than Mr. Younger) upon the named executive officer’s termination under certain circumstances.

The change in control agreements will remain in effect for an initial term of three years. At the end of the initial term, each agreement will automatically renew for an additional one-year period unless either party provides notice of nonrenewal within 90 days prior to the date of the automatic renewal. The change in control agreements also acknowledge that each of these named executive officers is an at-will employee, whose employment can be terminated at any time.

In order to receive the severance benefits described below, each of these named executive officers is obligated to execute a release of claims against us, provided such release of claims becomes effective and irrevocable no later than 60 days following such named executive officer’s termination date, and to continue to comply with the terms of the named executive officer’s confidential information and intellectual property assignment agreement with us.

In the event of a termination of employment without “cause” (as generally defined below) outside of the “change in control period” (as generally defined below), such named executive officer will receive the following:

•	continued payments of base salary for six months; and

•	paid COBRA benefits for six months.

In the event of a termination of employment without “cause” or a resignation for “good reason” (as generally defined below) during the “change of control period,” Messrs. Levie, Levin, and Smith will receive the following:

•	a lump-sum payment of 12 months of base salary;

•	a lump-sum payment equal to 100% of his target bonus;

•	paid COBRA benefits for 12 months; and

•	100% acceleration of equity awards.

In the event of a termination of employment without “cause” or a resignation for “good reason” (as generally defined below) during the “change of control period,” Mr. McGoff will receive the following:

•	a lump-sum payment of 12 months of base salary;

•	a lump-sum payment equal to 100% of his target bonus;

•	paid COBRA benefits for 12 months; and

•	24 months acceleration of equity awards.

In the event any payment to one of these named executive officers is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a “parachute payment” under Section 280G of the Internal Revenue Code), the named executive officer will be entitled to receive such payment as would entitle him to receive the greatest after-tax benefit of either the full payment or a lesser payment which would result in no portion of such severance benefits being subject to excise tax.

For the purpose of the change of control agreements, “cause” means generally the occurrence of any of the following:

•	an act of dishonesty by the named executive officer in connection with the named executive officer’s responsibilities as an employee;

•	the named executive officer’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony or any crime involving fraud or embezzlement;

•	the named executive officer’s gross misconduct;

•	the unauthorized use or disclosure by the named executive officer of our proprietary information or trade secrets or those of any other party to whom the named executive officer’ owes an obligation of nondisclosure as a result of the named executive officer’s relationship with us;

•	the named executive officer’s willful breach of any obligations under any written agreement or covenant with us;

•	the named executive officer’s failure to cooperate with an investigation by a governmental authority; or

•	the named executive officer’s continued failure to perform his duties after notice and a cure period.

For the purpose of the change in control agreements with Messrs. Levie, Levin, and Smith, “good reason” means generally the named executive officer’s voluntary termination of employment following the expiration of any cure period following the occurrence of one or more of the following without the named executive officer’s consent:

•	a material reduction of the named executive officer’s duties, authorities or responsibilities other than a reduction following a change in control where the named executive officer assumes similar functional duties for a stand-alone business unit due to the company becoming part of a larger entity; provided that a reduction resulting from the company not being a stand-alone business unit following a change in control will affirmatively be grounds for good reason;

•	a material reduction of the named executive officer’s base salary; or

•	a material change in the geographic location of the named executive officer’s primary work facility or location.

For the purpose of the change in control agreement with Mr. McGoff, “good reason” means generally his voluntary termination of employment following the expiration of any cure period following the occurrence of one or more of the following without his consent:

•	a material reduction of the named executive officer’s duties, authorities or responsibilities other than a reduction following a change in control due to the company being part of a larger entity where the named executive officer assumes similar functional duties;

•	a material reduction of his base salary; or

•	a material change in the geographic location of his primary work facility or location.

For the purpose of the change in control agreements, “change in control period” means generally the period beginning three months prior to, and ending 12 months following, a change in control of the Company.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers serving as of the end of Fiscal 2017 pursuant to the change in control agreements in effect at that time. Payments and benefits are estimated assuming that the triggering event took place on the last business day of our fiscal year ended January 31, 2017, and the price per share of our Class A common stock is the closing price of the New York Stock Exchange as of that date. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments of benefits, any actual payments and benefits may be different.

Executive	Payment Elements	Termination Without Cause or Termination for Good Reason Within Change in Control Period ($)	Termination Without Cause Outside of Change in Control Period ($)
Aaron Levie	Salary	180,000	90,000
	Bonus	99,000	—
	Stock Options(1)	4,019,051	—
	Stock Awards	—	—
	Health Coverage(3)	14,951	7,476
	Total	4,313,002	97,476
Dan Levin	Salary	300,000	150,000
	Bonus	165,000	—
	Stock Options(1)	2,019,584	—
	Stock Awards	—	—
	Health Coverage(3)	18,128	9,064
	Total	2,502,712	159,064
Dylan Smith	Salary	300,000	150,000
	Bonus	165,000	—
	Stock Options(1)	250,728	—
	Stock Awards	—	—
	Health Coverage(3)	15,177	7,588
	Total	730,905	157,588
Peter McGoff	Salary	320,000	160,000
	Bonus	144,000	—
	Stock Options(1)	56,625	—
	Stock Awards(2)	2,280,450	—
	Health Coverage(3)	21,879	10,940
	Total	2,828,954	170,940

(1)	Value represents the estimated benefit amount of unvested stock options calculated by multiplying the number of unvested stock options subject to acceleration held by the applicable named executive officer by the difference between the exercise price of the option and the closing price of our Class A common stock on January 31, 2017, which was $17.07 per share. Does not reflect any dollar value associated with the acceleration of unvested stock options with exercise prices in excess of $17.07 per share.
(2)	Value represents the estimated benefit amount of unvested RSUs and shares of restricted stock issued upon the early exercise of stock options, in each case calculated by multiplying the number of unvested units or shares subject to acceleration held by the applicable named executive officer by the closing price of our Class A common stock on the New York Stock Exchange on January 31, 2017, which was $17.07 per share.
(3)	Represents 12 months of Box-paid COBRA benefits in the case of termination without cause or a termination of employment for good reason within the change in control period and six months of Box-paid COBRA benefits in the case of a termination of employment without cause outside of the change in control period.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plan information as of January 31, 2017. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Class of Common Stock	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	Class A(2)	6,331,215	$14.68	14,782,770
	Class B(3)	9,788,878	$5.57	—
Equity compensation plans not approved by stockholders		—	—	—
Total	Class A and Class B	—	$—	—

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.
(2)	Includes the following plans: Box, Inc. 2015 Equity Incentive Plan (2015 Plan) and Box, Inc. 2015 Employee Stock Purchase Plan (ESPP). Our 2015 Plan provides that on the first day of each fiscal year, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 12,200,000 shares, (ii) 5% of the outstanding shares of our capital stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our Board of Directors may determine. Our ESPP provides that on the first day of each fiscal year, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 2,500,000 shares, (ii) 1% of the outstanding shares of our capital stock on the first day of such fiscal year, or (iii) such other amount as our Board of Directors may determine. On February 1, 2017, the number of shares of Class A common stock available for issuance under our 2015 Plan and our ESPP increased by 6,530,557 shares and 1,306,111 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.
(3)	Includes the following plans: Box, Inc. 2011 Equity Incentive Plan and Box, Inc. 2006 Stock Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of March 31, 2017 for:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our Class A common stock or Class B common stock;

•	each of our named executive officers;

•	each of our directors and nominees for director; and

•	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 73,734,491 shares of our Class A common stock and 58,891,852 shares of our Class B common stock outstanding as of March 31, 2017. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock subject to options held by the person that are currently exercisable or exercisable within 60 days of March 31, 2017 and issuable upon the vesting of RSUs held by the person within 60 days of March 31, 2017. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Box, Inc., 900 Jefferson Ave., Redwood City, California 94063. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Class A Common Stock		Class B Common Stock		Percent of Total Voting Power
Name of Beneficial Owner	Number	Percent	Number	Percent
5% Stockholders:
Entities affiliated with Draper Fisher Jurvetson(1)	354,806	*	17,009,343	28.90%	25.70%
U.S. Venture Partners IX, L.P.(2)	17,301	*	11,713,775	19.90%	17.70%
Entities affiliates with General Atlantic(3)	—	—	7,636,560	13.00%	11.50%
Scale Venture Partners III, L.P.(4)	17,301	*	5,355,671	9.10%	8.10%
TPG Bogota Holdings, L.P.(5)	—	—	5,952,380	10.10%	9.00%
Bares Capital Management, Inc. (6)	5,932,006	8.00%	—	—	*
Named Executive Officers and Directors:
Aaron Levie(7)	44,000	*	4,940,045	8.10%	7.20%
Dan Levin(8)	118,334	*	2,317,765	3.90%	3.50%
Dylan Smith(9)	22,145	*	2,117,655	3.60%	3.20%
Peter McGoff(10)	59,179	*	326,909	*	*
Graham Younger	—	—	—	—	—
Dana Evan(11)	17,301	*	129,886	*	*
Steven Krausz(12)	17,301	*	11,713,775	19.90%	17.70%
Rory O’Driscoll(13)	17,301	*	5,355,671	9.10%	8.10%
Gary Reiner	—	—	—	—	—
Josh Stein(14)	108,881	*	—	—	*
Bryan Taylor	—	—	—	—	—
All current executive officers and directors as a group (10 persons)(15)	404,442	*	26,901,706	42.60%	38.20%

*	Represents beneficial ownership of less than one percent (1%).
(1)	Consists of (i) 10,432,997 shares of Class B common stock held of record by Draper Fisher Jurvetson Fund VIII, L.P. (“Fund VIII”); (ii) 3,262,392 shares of Class B common stock held of record by Draper Fisher Jurvetson Fund IX, L.P. (“Fund IX”); (iii) 1,490,740 shares of Class B common stock held of record by Draper Associates, L.P. (“DALP”); (iv) 1,390,544 shares of Class B common stock held of record by Draper Fisher Jurvetson Growth Fund 2006, L.P. (“Growth Fund”); (v) 231,843 shares of Class B common stock held of record by Draper Fisher Jurvetson Partners VIII, LLC (“Partners VIII”); (vi) 88,406 shares of Class B common stock held of record by Draper Fisher Jurvetson Partners IX, LLC (“Partners IX”); (vii) 112,421 shares of Class B common stock held of record by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC (“Partners Growth”); (viii) 105,723 shares of Class A common stock held of record by Timothy C. Draper; (xi) 129,429 shares of Class A common stock held of record by John Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated 3/27/08 (“Fisher Trust”); and (xii) 119,654 shares of Class A common stock held of record by Stephen T. Jurvetson. Mr. Fisher is co-trustee of the Fisher trust and holds sole voting and dispositive power with respect to the shares held by Fisher Trust. Mr. Draper, John H. N. Fisher, and Stephen T. Jurvetson, as the managing directors of the general partner entities of Fund VIII and Fund IX and managing members of Partners VIII and Partners IX and share voting and dispositive power with respect to the shares held by Fund VIII, Fund IX, Partners VIII and Partners IX. Mark W. Bailey, Mr. Fisher, and Barry M. Schuler, as the managing directors of the general partner of Growth Fund, share voting and dispositive power with respect to the shares held by Growth Fund. Any three of Messrs. Bailey, Draper, Fisher, Jurvetson and Schuler, as the managing members of Partners Growth, share voting and dispositive power with respect to the shares held by Partners Growth. Mr. Draper, as the President of Draper Associates, Inc., the general partner of DALP, shares voting and dispositive power with respect to the shares held by DALP. The address for each of these persons is c/o Draper Fisher Jurvetson, 2882 Sand Hill Road, Suite 150, Menlo Park, California 94025.
(2)	Consists of (i) 11,713,775 shares of Class B common stock held by U.S. Venture Partners IX, L.P. (“USVP IX”); (ii) 5,767 shares of Class A common stock held by Steven M. Krausz; and (iii) 11,534 shares of Class A common stock subject to options exercisable by Mr. Krausz within 60 days of March 31, 2017. Presidio Management Group IX, L.L.C. (“PMG IX”), the general partner of USVP IX, has sole voting and dispositive power with respect to the shares held by USVP IX and Steven M. Krausz has sole voting and dispositive power with respect to the shares he holds. Irwin Federman, Steven M. Krausz, David Liddle, Paul Matteucci, Jonathan D. Root, Casey M. Tansey and Philip M. Young, the managing members of PMG IX, share voting and dispositive power with respect to the shares held by USVP IX. The address for each of these persons is c/o U.S. Venture Partners, 1460 El Camino Real, Suite 100, Menlo Park, California 94025.
(3)

Consists of (i) 7,076,139 shares of Class B common stock held of record by General Atlantic Partners 90, L.P. (“GAP 90”); (ii) 18,627 shares of Class B common stock held of record by GAP Coinvestments CDA, L.P. (“CDA”); (iii) 441,949 shares of Class B common stock held of record by GAP Coinvestments III, LLC (“GAPCO III”); (iv) 82,194 shares of Class B common stock held of record by GAP Coinvestments IV, LLC (“GAPCO IV”); and (v) 17,651 shares of Class B common stock held of record by GAPCO GmbH & Co. KG (“KG,” and together with GAP 90, CDA, GAPCO III and GAPCO IV, the “GA Funds”). General Atlantic LLC (“GA LLC”) is the general partner of General Atlantic GenPar, L.P. (“GA GenPar”), which is the general partner of GAP 90. GA LLC is the general partner of CDA and the managing member of GAPCO III and GAPCO IV. GAPCO Management GmbH (“GmbH”) is the general partner of KG. The Managing Directors of GA LLC make voting and investment decisions with respect to the securities held by KG and GmbH. As of April 1, 2017, there are 25 Managing Directors of GA LLC. The Managing Directors of GA LLC are William E. Ford, Steven A. Denning, John D. Bernstein, J. Frank Brown, Gabriel Caillaux, Andrew Crawford, Alex Crisses, Mark F. Dzialga, Martin Escobari, Aaron Goldman, David C. Hodgson, Rene M. Kern, Jonathan Korngold, Christopher G. Lanning, Anton J. Levy, Thomas J. Murphy, Sandeep Naik, Joern Nikolay, Andrew C. Pearson, Shantanu Rastogi, David A. Rosenstein, Graves Tompkins, Robbert Vorhoff, Ke Wei and Chi Eric Zhang. GA LLC, GA GenPar, GAP 90, GAPCO III, GAPCO IV, CDA, KG and GmbH are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of

1934, as amended. The address of each of these persons is c/o General Atlantic Service Company, LLC, 55 East 52nd Street, 32nd Floor, New York, New York 10055.
(4)	Consists of (i) 5,355,671 shares of Class B common stock held by Scale Venture Partners III, L.P. (“SVP III”); (ii) 5,767 shares of Class A common stock held by Rory O’Driscoll, one of the members of Scale Venture Management III, LLC (“SVM III”), the general partner of SVP III; and (iii) 11,534 shares of Class A common stock subject to options exercisable within 60 days of March 31, 2017, held by Mr. O’Driscoll. Pursuant to the policies of SVP III, SVM III and Scale Management, LLC (“Scale Management”), Mr. O’Driscoll is deemed to hold the report securities for the benefit of Scale Management. SVM III has sole voting and dispositive power with respect to the shares held by SVP III and Mr. O’Driscoll. Stacey Bishop, Kate Mitchell, Rory O’Driscoll and Andrew Vitus, the managing members of SVM III, share voting and dispositive power with respect to the shares held by SVP III and Mr. O’Driscoll. The address of each of these persons is c/o Scale Venture Partners, 950 Tower Lane, Suite 1150, Foster City, California 94404.
(5)	According to a Schedule 13G filed with the SEC on February 12, 2016, consists of 5,952,380 shares of Class B common stock held of record by TPG Bogota Holdings, L.P. (“TPG Bogota”), whose general partner is TPG Growth II Advisors, Inc. David Bonderman and James G. Coulter are sole shareholders of TPG Growth II Advisors and therefore may be deemed to share voting and dispositive power with respect to, and be the beneficial owners of, the shares held by TPG Bogota. The address of each of these persons is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(6)	According to a Schedule 13G/A filed with the SEC on February 14, 2017, by a joint filing group consisting of Bares Capital Management, Inc. (“Bares Capital”) and Brian Bares (“Bares” and together with Bares Capital, the “Bares Entities”), Bares Capital has beneficial ownership of 5,768,406 shares of Class A common stock and sole voting power and sole dispositive with respect to no shares and (ii) Bares has beneficial ownership of 5,932,006 shares of the reported shares and sole voting power and sole dispositive power with respect to 163,600 of the reported shares. The Bares Entities share voting and dispositive power with respect to all of the reported shares beneficially owned by Bares Capital. The Bares Entities address is 12600 Hill Country Blvd, Suite R-230, Austin, Texas 78738.
(7)	Consists of (i) 44,000 shares of Class A common stock held of record by Aaron Levie; (ii) 2,565,372 shares of Class B common stock held of record by Mr. Levie; and (iii) 2,374,673 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2017.
(8)	Consists of (i) 3,752 shares of Class A common stock held of record by Mr. Levin; (ii) 114,582 shares of Class A common stock subject to options exercisable within 60 days of March 31, 2017; (iii) 1,338,600 shares of Class B common stock held of record by Daniel J. Levin and Naomi J. Andrews, as Trustees of the Levin/Andrews Family Trust dated 9/18/99; and (iv) 979,165 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2017.
(9)	Consists of (i) 1,316,545 shares of Class B common stock held of record by Mr. Smith; (ii) 85,000 shares of Class B common stock held of record by Mr. Smith, as Trustee of the DCS GRAT of 2014; (iii) 716,110 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2017; (iv) 3,729 shares of Class A common stock held of record by Mr. Smith; and (v) 18,416 shares of Class A common stock subject to options exercisable within 60 days of March 31, 2017.
(10)	Consists of (i) 49,023 shares of Class A common stock held of record by Mr. McGoff; (ii) 10,156 shares of Class A common stock subject to options exercisable within 60 days of March 31, 2017; (iii) 161,285 shares of Class B common stock held of record by Mr. McGoff; and (iv) 165,624 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2017.
(11)	Consists of (i) 5,767 shares of Class A common stock held of record by Dana Evan; (ii) 11,534 shares of Class A common stock subject to options exercisable within 60 days of March 31, 2017; and (iii) 129,886 shares of Class B common stock held of record by Ms. Evan.
(12)	Consists of the shares listed in footnote (2) above, which are held by USVP IX. Mr. Krausz is a managing member of PMG IX and shares voting and dispositive power with respect to the shares held by USVP IX.
(13)	Consists of the shares listed in footnote (4) above, which are held by SVP III. Mr. O’Driscoll is a managing member of SVM III and shares voting and dispositive power with respect to the shares held by SVP III.

(14)	Consists of (i) 91,580 shares of Class A common stock held of record by the Joshua and Jennifer Stein Revocable Trust for which the Mr. Stein serves as Trustee and shares voting and dispositive power; (ii) 5,767 shares of Class A common stock held of record by Mr. Stein; and (iii) 11,534 shares of Class A common stock subject to options exercisable within 60 days of March 31, 2017.
(15)	Consists of (i) 215,152 shares of Class A common stock; (ii) 189,290 shares of Class A common stock subject to options exercisable within 60 days of March 31, 2017; (iii) 22,666,134 shares of Class B common stock; and (ii) 4,235,572 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2017.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of any class of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides, among other things, that certain holders of our capital stock, including entities affiliated with Draper Fisher Jurvetson, U.S. Venture Partners IX, L.P., entities affiliated with General Atlantic, Scale Venture Partners III, L.P., entities affiliated with Coatue Management, L.L.C., TPG Bogota Holdings, L.P., Aaron Levie, our Chairman and Chief Executive Officer, and Dylan Smith, our Chief Financial Officer, have the right to demand that we file a registration statement or request that their shares of our capital stock be included on a registration statement that we are otherwise filing.

Other Transactions

We have entered into change in control and severance agreements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits. See the section titled and “Executive Compensation—Potential Payments upon Termination or Change of Control.”

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Other than as described above, since February 1, 2016, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

Our Audit Committee has the primary responsibility for reviewing and approving transactions with related persons. Our Audit Committee charter provides that our Audit Committee shall review any related person transactions. Our Board of Directors has adopted a formal written policy providing that we are not permitted to enter into any transaction that exceeds $120,000 and in which any related person has a direct or indirect material interest without the consent of our Audit Committee. In approving or rejecting any such transaction, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended January 31, 2017, all Section 16(a) filing requirements were satisfied on a timely basis.

Fiscal Year 2017 Annual Report and SEC Filings

Our financial statements for our fiscal year ended January 31, 2017 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at http://www.boxinvestorrelations.com/ and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Box, Inc., Attention: Investor Relations, 900 Jefferson Ave., Redwood City, California 94063.

*        *         *

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Redwood City, California

May 10, 2017

Annex A

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

BOX, INC.

Box, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The Corporation was originally incorporated under the name Box.Net, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 11, 2008.

B. The Corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on January 28, 2015 (the “Restated Certificate”).

C. The definition of “Transfer” in Article V of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

““Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise. Notwithstanding the foregoing, the following shall not be considered a “Transfer”: (a) the grant of a proxy by a Key Holder to a Designated Proxy Holder; (b) the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders; (c) the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares, it being understood that a foreclosure on such shares of Class B Common Stock or other similar action by the pledge shall constitute a “Transfer”; (d) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any Class B Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock; or (e) in connection with a Change of Control Transaction that has been approved by the Board of Directors, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board of Directors.”

D. The foregoing amendment has been duly approved by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

E. The foregoing amendment has been duly approved by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

*    *    *

A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on                     , 2017.

BOX, INC.

By:
[Signatory Name]
[Signatory Title]

A-2

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com BOX, INC. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date 900 JEFFERSON AVE. or meeting date. Have your proxy card in hand when you access the web site REDWOOD CITY, CALIFORNIA 94063 and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BOX2017 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E28950-P93611 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. BOX, INC. For All Withhold All For All To withhold authority to vote for any individual Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following nominees for Class III directors: 1. Election of Directors Nominees: 01) Rory O’Driscoll 02) Dylan Smith 03) Bryan Taylor The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To approve an amendment to our amended and restated certificate of incorporation. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 3. To approve, on an advisory basis, the compensation of our named executive officers. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2018. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address changes and/or comments, please check ! this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. E28951-P93611 BOX, INC. Annual Meeting of Stockholders June 21, 2017 1:00 PM PT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Aaron Levie, Dan Levin and Dylan Smith, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BOX, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, PT on June 21, 2017 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations and in the discretion of the proxies upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side V.1.2